PRESS RELEASE

Columbia Equity Trust, Inc. [Logo]	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303 — 3080

________________________________________________

Columbia Equity Trust, Inc. Announces $23.95 Million Acquisition

Washington, D.C., August 23, 2005 – Columbia Equity Trust, Inc. (NYSE:COE) announced today that it acquired 14700 Lee Road, an approximate 85,000 square foot office building in Chantilly, Virginia for a purchase price of $23.95 million.

14700 Lee Road is located within the Westfields corporate office park. The building is the closest office property within the park to the National Reconnaissance Office, a major driver of office space demand within the sub-market. 14700 Lee Road is 100% leased to General Dynamics Systems Development and Integration Services, Inc., a subsidiary of General Dynamics Corporation. With this acquisition, Columbia Equity Trust now maintains within the Westfields sub-market interests in four office properties totaling over 650,000 square feet and additional land for development which supports approximately 390,000 square feet of new office space.

The acquisition was funded 100% with proceeds raised through the Company’s initial public offering which closed on July 5, 2005. 14700 Lee Road is expected to generate a first-year return of approximately 7.2% on the purchase price on a cash basis.

About Columbia Equity Trust, Inc.

Columbia is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “Risk Factors” in the Company’s prospectus.

CONTACT

COLUMBIA EQUITY TRUST, INC.

JOHN SCHISSEL
CHIEF FINANCIAL OFFICER
202-303-3080